UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2003

Globe Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	0001136645	72-1498296
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4051 Veterans Blvd., Suite 100
Metairie, LA	70002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (504) 887-0057

____________________________________________________________
(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

            (a) and (b) - Not applicable

            (c) Exhibits

                99.1    August 6, 2003 Press release

Item 12. Results of Operations and Financial Condition

On August 6, 2003, Globe Bancorp, Inc. issued a press release announcing its financial results for the second quarter ended June 30, 2003. The Press Release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                    GLOBE BANCORP, INC.
                                                                                                                    Registrant

Date: August 6, 2003                                                                                    By: /s/ Thomas J. Exnicios
                                                                                                                          Thomas J. Exnicios                                                                                                                           President, Chief Executive Officer                                                                                                                                        and Chief Financial Officer

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Exhibit No. 99.1

PRESS RELEASE

Contact information:
Globe Bancorp, Inc.
Thomas J. Exnicios, (504) 887-0057

Globe Bancorp, Inc. Announces 2003 Second Quarter Earnings

METAIRIE, LA. --(BUSINESS WIRE)--August 6, 2003--Thomas J. Exnicios, President and Chief Executive Officer of Globe Bancorp, Inc. (OTC BB: GLBP), the holding company for Globe Homestead Savings Bank, announced earnings for the quarter ended June 30, 2003.

Globe Bancorp, Inc. reported net income of $40,000 or $0.16 per share for the quarter ended June 30, 2003, down 31.0% from $58,000 or $0.21 per share, in the comparable 2002 second quarter. For the six months ended June 30, 2003, net income amounted to $84,000 or $0.33 per share, a decrease of $15,000 or 15.8% compared to $99,000 or $0.35 per share for the same period in 2002. The decrease in net income for both periods in 2003 compared to the same periods in 2002 was due to an increase in noninterest expense and a decrease in non-interest income which were partially offset by an increase in net interest income and a decrease in income tax expense.

Total assets decreased $244,000 or 0.73% to $33.3 million at June 30, 2003 compared to $33.6 million at December 31, 2002. Such decrease was primarily due to decreases in securities of $714,000 and in cash and cash equivalents of $258,000, offset by an increase in loans receivable of $726,000. Total liabilities decreased $286,000 or 1.02% to $27.7 million at June 30, 2003 compared to $28.0 at December 31, 2002. Such decrease was primarily due to decreases of $159,000 in deposits and $180,000 in Federal Home Loan Bank advances. Total stockholders' equity increased $42,000 or 0.76% to $5.6 million at June 30, 2003 compared to $5.5 million at December 31, 2002. The primary reason for the increase was the net income during the period. Book value, or stockholders' equity per share, at June 30, 2003, was $20.18.

Globe Bancorp, Inc. was formed on March 12, 2001 as a Louisiana corporation. We are the holding company for Globe Homestead Savings Bank. Our offices are located at 4051 Veterans Boulevard., Suite 100, Metairie, Louisiana 70002, and our telephone number is (504) 887-0057.

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Consolidated Balance Sheets	June 30,	December 31,
	2003	2002
	(Unaudited)	(Unaudited)
Assets:

Cash and Cash Equivalents	$3,466,236	$3,724,506
Investment Securities:
Available for sale	3,026,674	3,100,700
Held to maturity	2,169,293	2,809,338
Net Loans	23,927,414	23,201,585
Premises and Equipment, Net	103,284	111,596
Other Assets	617,191	606,210

Total Assets	$33,310,092	$33,553,935
	=========	=========
Liabilities:
Deposits	$23,517,160	$23,675,900
Federal Home Loan Bank Advances	3,924,887	4,105,380
Other Liabilities	278,647	225,614

Total Liabilities	27,720,694	28,006,894

Stockholders' Equity:

Common Stock - 304,175 shares issued	3,042	3,042
Additional paid-in capital	2,725,844	2,725,844
Retained Earnings	3,461,769	3,422,821
Treasury stock - 27,175 shares, at cost	(408,984)	(408,984)
Accumulated Other Comprehensive Income	18,622	15,213
Unearned ESOP Shares	(210,895)	(210,895)

Total Stockholders' Equity	5,589,398	5,547,041

Total Liabilities and Stockholders' Equity	$33,310,092	$33,553,935
	=========	=========

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Consolidated Statements of Income

	For the Three Months Ended		For the Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$445,286	$497,986	$914,483	$983,492
Interest expense	211,566	276,339	443,159	564,062

Net interest income	233,720	221,647	471,324	419,430
Provision for (recovery of) loan losses	-	-	-	(1,024)

Net interest income after provision
for (recovery of) loan losses	233,720	221,647	471,324	420,454
Non-interest income	1,564	23,802	3,318	29,905
Non-interest expense	175,816	155,348	349,401	306,239

Income before income taxes	59,468	90,101	125,241	144,120
Income tax expense	19,405	32,032	41,509	44,655
Net income	$ 40,063	$ 58,069	$ 83,732	$ 99,465
	======	=======	======	=======
Selected performance and other data:

Earnings per share	$0.16	$0.21	$0.33	$0.35
Return on average assets	0.48%	0.70%	0.50%	0.61%
Return on average equity	2.86%	3.94%	3.00%	3.39%
Average shares outstanding	255,911	281,463	255,911	281,463
Dividends per share	$0.175	$0.15	$0.175	$0.15

	As of June 30,	As of June30,	As of June 30,	As of June 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Non-Performing Assets	$ -	$ -	$ -	$ -
Book value per share (1)	$20.18	$19.33	$20.18	$19.33

(1) Book value per share is calculated based on total equity divided by total shares outstanding. Alternatively, if the calculation were based on shares outstanding minus unearned ESOP shares, book value per share at June 30, 2003 would have been $21.84.

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